Filed Under Rule 433
Registration Statement No. 333-160487

GE Interest Plus®

It's time for an investment that gives you more.

INVESTMENT	RATE[†]	YIELD[†]
Less than $15,000	2.00%	2.02%
$15,000 to $49,999	2.15%	2.17%
$50,000 or more	2.30%	2.32%

Rates as of 9/28/09 and may be reset weekly.[†]

Dear Investor:

Now more than ever, it's important to get the most out of the money you invest. And few options offer you advantages as valuable as these...

Invest more, earn more.

You can earn higher returns than most money market accounts, savings accounts and short-term CDs. In fact, our rate will always be above the average rate of taxable U.S. money market mutual funds, as published weekly in Money Fund Report,™ a service of iMoneyNet, Inc.

Access your money anytime.

When you want to redeem from your investment, you can enjoy unlimited check writing in amounts of $250 or more, link directly to your bank account for free transfers, and more.

Save with no sales fees.

There are no sales charges, management or maintenance fees, or redemption fees.** So every dollar you invest is working hard for you.

Turn to a trusted name you know.

You can invest in GE Interest Plus with confidence because it's a direct investment in GE Capital Corporation, a global, diversified financial services company with over $600 billion in assets.

To invest, return the enclosed application with a check for your initial investment ($500 minimum; $250 for Auto Invest). You'll receive your $25 incentive and your redemption checks shortly after your application is processed. We look forward to helping you earn more!

Sincerely,
GE Interest Plus

P.S. Questions? Call **1-800-433-4480** Monday through Friday, 8:30 a.m. to 7:00 p.m. ET.

Make the most of your available cash!

It's easy to invest in GE Interest Plus. Just complete and return the enclosed application or apply online at geinterestplus.com.

After your application is processed, you'll automatically be credited with a

$25 INCENTIVE!•

*GE Interest Plus is an investment in the senior, unsecured corporate debt of the General Electric Capital Corporation. You should note that GE Interest Plus Notes are not a money market fund, which is generally a diversified fund consisting of investment in short-term debt securities of many companies. Unlike bank accounts and certificates of deposit, GE Interest Plus is not an FDIC-insured deposit. GE Interest Plus is not guaranteed under the FDIC's Temporary Liquidity Guarantee Program. It is possible to lose money if GE Capital is unable to pay its debts. Please see the prospectus for important investment information.

The issuer has filed a registration statement (including a prospectus) [Registration Statement No. 333-160487] with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to mail you the prospectus if you request it by calling toll-free 1-800-433-4480.

† For current rates/yields go to www.geinterestplus.com. One rate will apply to your entire investment beginning the date of effectiveness. Yield reflects the annual rate of return of your investment. It assumes that interest is accrued daily and posted monthly, and that there are no additional investments or redemptions.

•One lifetime incentive per Social Security number. Incentive will be reported as interest income on the 1099-INT statement issued at year-end.

**There is a $15 wire fee for each outgoing wire redemption request. No fees are charged for electronic transfers to and from the linked bank account.

GEIP-RFKIT-0909

Ready to earn more? 1. Review the enclosed prospectus and privacy 2. Complete and return the enclosed application 3. Include a check for your minimum investment $25 incentive u yours automatically when you — We#fre here to help. Call toll-free 1-800-433-4480 Monday through Friday, 8:30 a.m Visit geinterestplus.com anytime for more information or R uOne lifetime incentive per Social Security number. Incentive will be reported

To start earning more, invest in GE Interest Plus today! Visit geinterestplus.com for more information or to apply online. The issuer has filed a registration statement (including a When you need more prospectus) [Registration Statement No. 333-160487] with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that from an investment, registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free you can get it with by visiting EDGAR on the SEC website at www.sec.gov or by visiting www.geinterestplus.com. Alternatively, the issuer, any underwriter, or any dealer participating in the offering will GE Interest Plus. arrange to mail you the prospectus if you request it by visiting www.geinterestplus.com or calling toll free 1-800-433-4480.

GE Interest Plus®

You've found the smart investment you were looking for.

Now more than ever, investors like you won't settle for an "average" investment. And that's why GE Interest Plus could be a fit for your overall financial strategy.

GE Interest Plus Corporate Notes* can offer exactly what you need in an investment. Competitive rates, easy access to your investment, and no sales fees put more of your money to work for you.

So read on to discover all the advantages waiting for you with GE Interest Plus.

$25 incentive*
when you invest today!

*GE Interest Plus is an investment in the senior, unsecured corporate debt of the General Electric Capital Corporation. You should note that GE Interest Plus Notes are not a money market fund, which is generally a diversified fund consisting of investment in short-term debt securities of many companies. Unlike bank accounts and certificates of deposit, GE Interest Plus is not an FDIC-insured deposit. GE Interest Plus is not guaranteed under the FDIC's Temporary Liquidity Guarantee Program. It is possible to lose money if GE Capital is unable to pay its debts. Please see the prospectus for important investment information.

*One lifetime incentive per Social Security number. Incentive will be reported as interest income on the 1099-INT statement issued at year-end.

[1]There is a $15 wire fee for each outgoing wire redemption request. No fees are charged for electronic transfers to and from the linked bank account.

EARN MORE

Earn more on your investment.

You can earn higher returns than most money market accounts, savings accounts and short-term CDs. In fact, the interest rate paid by GE Interest Plus will always be above the average rate of taxable U.S. money market mutual funds, as published weekly in Money Fund Report,™ a service of iMoneyNet, Inc.

GE Interest Plus offers three rate tiers, so the more you invest, the more you'll earn. Check current rates 24 hours a day by calling our automated telephone service at **1-800-433-4480** or visiting **geinterestplus.com**.

Save money with no sales fees.

Unlike with many investment options, you won't pay fees to invest. There are no sales charges, management or maintenance fees, or redemption fees.[1] That means every dollar you invest works harder for you.

ACCESS

Access your money with ease.

With GE Interest Plus, you have a variety of options when you want to redeem from your investment. You can access your money when you want, and there are no penalties to redeem.[1]

- **Unlimited check writing**
  You can write an unlimited number of checks in amounts of $250[*] or more. Once your application is approved, you'll receive a free supply of checks.

- **Quick Redemption Service**
  You can link your investment directly to your bank account to transfer money electronically — easily and at no charge ($25 minimum).

- **Wire Redemption Service**
  You can also choose the wire transfer service[1] when you apply, for the ability to wire money to your linked bank account ($2,500 minimum).

[1] A $15 fee is charged for wire redemptions. No fees are charged for electronic transfers to and from the linked account.

[*] $10 fee for checks under $250.

INVEST MORE

Add to your investment quickly and easily.

GE Interest Plus was designed to help investors like you earn more on your available cash. And after your initial investment, you'll likely want to add to your investment regularly.

Whether you prefer to add to your investment yourself or set up automatic investments, there are convenient options to choose from:

- **Quick Invest Service**
  You can link your investment directly to your bank account and transfer money electronically — easily and at no charge ($25 minimum).

- **Auto Invest Service**
  You can set up monthly automatic electronic investments from your linked bank account.

- **Wire transfers**
  You can choose to wire funds from your bank to your investment. Note that your bank will likely charge you for the wire.

- **Mail in a check**
  Or if you prefer, you can simply mail in a check for any amount you want to add.

GE CAPITAL HOW TO GET STARTED Invest in a company you know Invest in GE Interest Plus today. and trust. It#fs easy... GE Interest Plus is a direct investment in 1. Review the enclosed prospectus General Electric Capital Corporation. An and privacy policy. indirect, wholly owned subsidiary of the General Electric Company, GE Capital was incorporated in 1943 and is now a global, 2. Complete and return the diversified financial services company enclosed application. with assets of approximately $600 billion that serves consumers and businesses in 47 countries around the world. 3. Include a check for your minimum investment of $500, or $250 if you sign up for Auto Invest. Need help with your application? Call us toll-free at 1-800-433-4480, Monday through Friday, 8:30 a.m. to 7:00 p.m. ET. Or visit geinterestplus.com anytime to see the current rates, get more information, or apply online. ®